Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers”,  “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus in this Registration Statement (Form N-14) of Tortoise Pipeline & Energy Fund, Inc., and to the incorporation by reference of our report dated January 28, 2021,  on the financial statements and financial highlights of Tortoise Pipeline & Energy Fund, Inc. and Tortoise Energy Independence Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended November 30, 2020 in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN
February 19, 2021